Exhibit 99.1

HealthSouth Contact: Andy Brimmer, 205-410-2777	April 19, 2007

The Gores Group Contact: Frank Stefanik, 310-209-3010

FOR IMMEDIATE RELEASE

HEALTHSOUTH ANNOUNCES THE SALE OF ITS

DIAGNOSTIC DIVISION TO THE GORES GROUP

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) today announced a definitive agreement to sell its Diagnostic Division to The Gores Group for approximately $47.5 million. In addition, over the past 12 months, HealthSouth has realized $20.5 million in cash in connection with the divestiture of a number of individual diagnostic imaging facilities, as well as various equipment and assets owned by the division. The transaction with the Gores Group is expected to be completed by the end of June or early in the third quarter of 2007, and is subject to customary closing conditions, including regulatory approval.

HealthSouth’s Diagnostic Division is currently comprised of a network of 54 freestanding diagnostic imaging centers in 19 states and the District of Columbia. While not all services are provided at all sites, 80% of the centers are multi-modality facilities offering a combination of outpatient diagnostic imaging services, including MRI, CT, X-ray, ultrasound, mammography, fluoroscopy, and nuclear medicine services.

“Today’s announcement reflects continued progress in our strategic repositioning of HealthSouth as a post-acute healthcare provider, focusing on inpatient rehabilitative services. We have now entered into definitive agreements for the sale of all three of our ambulatory divisions. As with the sale of the other two divisions, the proceeds from this transaction will be used to pay down a portion of our long-term debt,” said Jay Grinney, HealthSouth president and chief executive officer. “We conducted a rigorous auction process and we congratulate The Gores Group on being the winning bidder. We look forward to working with them to ensure a smooth transition as our Diagnostic Division becomes a stand-alone entity.”

“The Gores Group is excited about the strength of the Diagnostic Division’s platform and geographic footprint, creating numerous opportunities for expansion within the imaging industry. The Diagnostic Division’s existing infrastructure, coupled with Gores’ financial support, will allow for accelerated growth through state-of-the art imaging equipment and superior patient care,” said Ryan Wald, Managing Director, The Gores Group.

Exhibit 99.1

It is anticipated that the operations of the division will remain headquartered in Birmingham, Ala. HealthSouth will provide certain corporate support services to the new company for an interim period of time under a Transition Services Agreement.

Deutsche Bank Securities served as HealthSouth’s financial advisor for this transaction.

About HealthSouth

HealthSouth strives to be the healthcare company of choice for its patients, employees, physicians and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of healthcare services with a focus in the inpatient rehabilitation industry. HealthSouth can be found on the Web at www.healthsouth.com.

About The Gores Group

Founded in 1987, The Gores Group is a private equity firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm's operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. The Gores Group has become a leading investor, having demonstrated over time a reliable track record of creating substantial value in its portfolio companies alongside management. Headquartered in Los Angeles, California, The Gores Group maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.

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